Exhibit 99.(a).(1).(S)

STOCK OPTION EXCHANGE PROGRAM

NOTICE OF WITHDRAWAL

XETA Technologies, Inc.

Attn: Stock Option Exchange Program (“Exchange Program”)

I previously elected to surrender Eligible Options for exchange in the Exchange Program and now wish to withdraw my election. I understand that by signing this Notice of Withdrawal and delivering it to XETA Technologies, Inc. in accordance with the instructions for “Paper Withdrawal Method” described in Section 4 of the Offer to Exchange document and the accompanying Paper Election/Withdrawal Instructions, I AM WITHDRAWING ANY AND ALL PREVIOUS ELECTIONS MADE BY ME TO SURRENDER ELIGIBLE OPTIONS FOR EXCHANGE IN THE EXCHANGE PROGRAM WHETHER SUCH ELECTIONS WERE MADE BY ME ONLINE VIA THE EXCHANGE PROGRAM WEBSITE OR VIA A PAPER ELECTION FORM.

By withdrawing my prior election(s) to surrender Eligible Options for exchange, I understand that I will not receive any new stock options for, and will continue to hold, the Eligible Options withdrawn from the Exchange Program, which will continue to be governed by the terms and conditions of the applicable stock option agreement(s) relating to such stock options.

I understand that once I have submitted this Notice of Withdrawal, the only way I can revoke this Notice of Withdrawal is by making a new election to participate in the Exchange Program by using the Paper Election method described in section 4 of the Offer to Exchange and submitting a Paper Election Form that is received by XETA after the date of receipt of this Notice of Withdrawal and before the expiration of the Exchange Program at 11:00 p.m. Central Time on Friday, October 16, 2009 (unless the deadline is extended).

I understand that the last instruction submitted by me and received by the Company to either participate or withdraw in the Exchange Program, will be considered binding.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number